IPL SYSTEMS, INC.
-----------------

COMPUTATION OF NET LOSS PER COMMON  SHARE                            EXHIBIT 11
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(Thousands of Dollars Except Per Share Amounts)

------------------------------------------------------------------------------

Primary                                              1996           1995          1994
                                                     ----           ----          ----


Net loss                                        ($    2,142)   ($    3,464)   ($   15,046)
                                                -----------    -----------    -----------

Weighted average
  shares outstanding                              5,617,926      5,469,177      5,381,519

Dilutive stock options based on
  the treasury stock method
  using average market price for
  the period                                           --             --             --
                                                -----------    -----------    -----------

Common shares used in
  calculation of loss per
  share                                           5,617,926      5,469,177      5,381,519
                                                -----------    -----------    -----------

Net loss per common
  and common
  equivalent share                              ($     0.38)   ($     0.63)   ($     2.80)
                                                ===========    ===========    ===========


IPL SYSTEMS, INC.
-----------------

COMPUTATION OF NET LOSS PER COMMON  SHARE                         EXHIBIT 11
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(Thousands of Dollars Except Per Share Amounts)

------------------------------------------------------------------------------

Fully Diluted                                       1996              1995             1994
-------------                                       ----              ----             ----

Net loss                                        ($    2,142)      ($    3,464)      ($   15,046)
                                                -----------       -----------       -----------

Weighted average shares
  outstanding                                     5,617,926         5,469,177         5,381,519

Dilutive stock options based on
  the treasury stock method using
  the higher of average or period
  and market price                                   96,680(A)        211,600(A)        128,963(A)
                                                -----------       -----------       -----------

Common shares used in
  calculation of loss per share                   5,716,606         5,680,777         5,510,482
                                                -----------       -----------       -----------

Net loss per common and
  common equivalent share:                      ($     0.37)      ($     0.61)      ($     2.73)
                                                ===========       ===========       ===========






(A) This calculation is presented in accordance with Item 601 of Regulations S-X although it is not required by Paragraph 14 of APB Opinion No. 15.